Exhibit 23.2

Consent of Independent Registered Accounting Firm

The Board of Directors
Metaldyne Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos 33-59222 and 33-55837), Form S-4 (Registration No. 333-99569) and Form S-8 (Registration Nos. 33-42230 and 333-64531) of Metaldyne Corporation of our report dated March 31, 2005 with respect to the consolidated balance sheets of Metaldyne Corporation as of January 2, 2005, and the related consolidated statements of operations, stockholders' equity and other comprehensive income, and cash flows, for the year then ended, and the related financial statement schedule, which report appears in the January 2, 2005, annual report on Form 10-K of Metaldyne Corporation. Our report refers to the Company's change in method of accounting for its redeemable preferred stock to conform with Statement of Financial Accounting Standards No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity.

(signed) KPMG LLP

Detroit, Michigan
March 31, 2005